Exhibit 99.1

News Release

Tenet Announces Repurchase of $299 Million of

Mandatory Convertible Preferred Stock

Preliminary First Quarter 2012 Results Announced

$314 Million in Q1’12 Adjusted EBITDA

Raises Outlook for 2012 Adjusted EBITDA

Volume Growth Includes: 2.8% - Adjusted Admissions; 6.6% - Surgeries; 5.2% - Emergency Department Visits

DALLAS — April 26, 2012 — Tenet Healthcare Corporation (NYSE:THC) today announced it has repurchased $299 million of mandatory convertible preferred stock. This preferred stock would have converted into 51 million shares of the Company’s common stock on October 1, 2012, based on the most recent closing share price. In a related private financing, the Company issued $150 million of 8% senior notes due August 1, 2020 and $141.2 million of 6.25% senior secured notes due November 1, 2018.

In connection with these transactions, Tenet released its preliminary results for the quarter ended March 31, 2012. First quarter results included net operating revenues of $2.350 billion, an increase of 2.2 percent compared to the first quarter of 2011, and net income attributable to common shareholders of $58 million, or $0.13 per diluted share compared to $73 million, or $0.14 per diluted share, in the first quarter of 2011. State provider fees, Health Information Technology incentives, payer settlements, and gains contributed nearly $40 million more to Adjusted EBITDA in the first quarter of 2011 than similar items contributed in the first quarter of 2012.

“This repurchase of preferred stock avoids the potential issuance of up to 51 million additional common shares later this year,” said Trevor Fetter, president and chief executive officer. “As a result of this repurchase and the Company’s prior share repurchase program, completed in January of this year, our outstanding common share count was reduced by approximately 25 percent, on a fully dilutive basis. These aggressive actions to restructure our balance sheet provide a strong signal of management’s confidence in the value of the Company’s common stock. This confidence is bolstered by the solid start we’ve achieved in 2012 with strong growth in adjusted admissions, surgeries, and emergency department visits. Our first quarter performance allows us to raise our 2012 Outlook for Adjusted EBITDA by an additional $25 million. This is our second Outlook increase this year.”

Discussion of Results   (Percentage changes compare Q1’12 to Q1’11, unless otherwise noted.)

Adjusted admissions increased by 2.8 percent. Total admissions were approximately flat, declining by 0.1 percent. Surgeries increased by 6.6 percent and Emergency Departments visits increased by 5.2 percent.

Net operating revenues were $2.350 billion, an increase of $51 million, or 2.2 percent, compared to net operating revenues of $2.299 billion in the first quarter of 2011. Adjusted EBITDA in the first quarter of 2012 included $77 million from an industry-wide Medicare inpatient prospective payment settlement. Adjusted EBITDA in the first quarter of 2011 included $75 million of incremental revenue from the California and Pennsylvania Provider Fee programs.

Net patient revenue per adjusted patient day was $2,518, an increase of 1.6 percent. This pricing increase reflects improved terms in our contracts with commercial managed care payers, partially offset by an adverse shift in payer mix.

Selected operating expenses, which is defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased by 1.9 percent per adjusted admission. Supply costs were well-controlled, declining 2.2 percent per adjusted admission.

Bad debt expense was $193 million, an increase of 6.0 percent, as compared to $182 million in the first quarter of 2011. Bad debt expense as a percent of revenues before provision for doubtful accounts was 7.6 percent, an increase of 30 basis points compared to 7.3 percent in the first quarter of 2011.

Cash and cash equivalents were $104 million at March 31, 2012, a decrease of $9 million from $113 million at December 31, 2011. The Company’s first quarter is typically a quarter of significant cash use due to annual cash payments for certain compensation and benefit expenses and a seasonal pay-down of liabilities. Cash use in the first quarter of 2012 included the use of $26 million to repurchase 5.3 million shares of the Company’s common stock. Capital expenditures were $136 million in the first quarter of 2012 compared to $116 million in the first quarter of 2011.

Outlook for 2012 Adjusted EBITDA

Tenet raised its 2012 Outlook for Adjusted EBITDA to a new range of $1.250 billion to $1.375 billion, an increase of $25 million to both the high and low end of the Outlook range. On Feb. 28, 2012, the Company raised the low end of the range by $25 million and the upper end of the range by $50 million to reflect the expected recognition of certain favorable payer settlements in 2012. These expected settlements included a conservative estimate of the contribution from the industry-wide Medicare settlement. The additional increase in the Outlook range announced today includes an adjustment reflecting the fact that the actual settlement size exceeded the Feb. 28 upward revisions to the Outlook range. The upward revision to the Outlook range accommodates the EBITDA risk related to a potential termination of a contract with a large national commercial managed care payer and the estimated impact of the proposed rule updating Medicare inpatient payment rates effective October 1, 2012 issued by the Centers for Medicare & Medicaid Services on April 24.

The pattern of earnings in 2012 is expected to be weighted toward the second half of the year. This earnings pattern is largely the result of two sizable items which are expected to be recorded in earnings in the fourth quarter: (1) approximately $120 million in net revenues from the California Provider Fee 30-Month Program and (2) approximately $35 million from Healthcare Information Technology incentive payments. Consistent with this pattern, our Outlook range for Adjusted EBITDA in the second quarter of 2012 is $225-250 million.

Tenet’s statements with regard to its outlook constitute forward-looking information and are subject to the qualifications set forth at the end of this release.

Agreement to Sell Creighton University Medical Center

On April 24, 2012, Tenet signed a non-binding letter of intent to sell its interest in Creighton University Medical Center (“CUMC”) to Alegent Health. CUMC is located in Omaha, Nebraska. If the transaction is consummated, the Company anticipates recognizing a pre-tax non-cash impairment charge of approximately $100 million ($50 million after-tax and after a noncontrolling interest benefit) as a component of discontinued operations.

CUMC’s revenue and Adjusted EBITDA included in the Company’s 2012 Outlook were expected to be approximately $190 million and $10 million, respectively, and its income before income taxes and free cash flow were expected to be breakeven for 2012. The sale transaction price, including working capital, is expected to be approximately $63 million. We currently expect the transaction to be completed in the quarter ending June 30, 2012. The Company does not expect to incur any significant cash expenditures as a result of the impairment. The transaction is subject to finalization of definitive agreements and customary closing conditions.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss the Company’s first quarter 2012 results on a 10:00 AM (ET) webcast on May 8, 2012.  This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors.  A set of slides, to which management intends to refer on the call, will be posted to the Company’s website shortly before the start of the webcast.

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, will be contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website on May 8, 2012. This press release includes certain non-GAAP measures, such as Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income attributable to Tenet common shareholders is included in the financial tables at the end of this release.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 50 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves more than 300 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

This document contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements contained in this press release as a result of new information or future events or developments.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three months ended March 31, 2012 and 2011.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet

Healthcare Corporation Common Shareholders

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2012	2011
Net income attributable to Tenet Healthcare Corporation common shareholders	$58	$73
Less: Net income attributable to noncontrolling interests	(3)	(3)
Preferred stock dividends	(6)	(6)
Income (loss) from discontinued operations, net of tax	1	(9)
Income from continuing operations	66	91
Income tax expense	(42)	(51)
Investment earnings	1	1
Interest expense	(98)	(118)
Operating income	205	259
Litigation and investigation costs	(2)	(11)
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(8)
Depreciation and amortization	(104)	(101)
Adjusted EBITDA	$314	$379

Net operating revenues	$2,350	$2,299

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	13.4%	16.5%

Table #2 - Reconciliation of Outlook Adjusted EBITDA to
Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2012

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$210	$305
Less:
Net income attributable to noncontrolling interests	(15)	(10)
Preferred stock dividends	(12)	(12)
Loss from discontinued operations, net of tax	(10)	(5)
Income from continuing operations	247	332
Income tax expense	(158)	(213)
Income from continuing operations, before income taxes	405	545
Interest expense, net	(410)	(390)
Operating income	815	935
Litigation and investigation costs	(10)	(5)
Impairment of long-lived assets and goodwill, and restructuring charges	(15)	(5)
Depreciation and amortization	(410)	(430)
Adjusted EBITDA	$1,250	$1,375

Net operating revenues	$9,425	$9,725
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	13.3%	14.1%

Table #3 - Reconciliation of Outlook Adjusted EBITDA to
Outlook Normalized Income from Continuing Operations

for Year Ending December 31, 2012

(Unaudited)

	2012
(Dollars in millions)	Low	High

Adjusted EBITDA (from Table #2)	$1,250	$1,375

Depreciation and amortization	(410)	(430)
Interest expense, net	(410)	(390)
Income from continuing operations, before income taxes	430	555
Income tax expense	(168)	(216)
Income from continuing operations (a)	262	339
Preferred stock dividends	(12)	(12)
Net income attributable to noncontrolling interests	(15)	(10)
Income from continuing operations net of tax (a)	$235	$317

Weighted average shares outstanding (in millions)	436	436
Earnings per share – continuing operations (a)	$0.54	$0.73

(a)  Uses tax rate of 39 percent